                                        Filed pursuant to Rule 424(b)(3)
                                        Registration Statement No. 333-45105


PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 11, 1998)

                                  $55,000,000
                             Union Tank Car Company
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    Union Tank Car Company (the "Company") may from time to time offer pursuant to this Prospectus Supplement its Medium-Term Notes, Series B (the "Notes"), with an aggregate initial public offering price or purchase price of up to $55,000,000, subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part or under a Registration Statement to which this Prospectus Supplement and the accompanying Prospectus relate. Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day nine months or more from its date of issue (the "Stated Maturity"), which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or to repayment at the option of the Holder, prior to maturity. The Notes may bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes, or at a floating rate (a "Floating Rate Note") determined by reference to LIBOR, the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Treasury Rate, the Prime Rate, the CMT Rate or any other Base Rate, as selected by the purchaser and agreed to by the Company, adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. Unless otherwise indicated, interest on each Fixed Rate Note will be payable semiannually in arrears on each February 15 and August 15 (each an "Interest Payment Date") and at Stated Maturity. A Note may be issued as an amortizing note (an "Amortizing Note") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an index. A Note may be issued as an indexed note (an "Indexed Note") on which the amount of any interest payment and/or the principal amount payable at Stated Maturity will be determined by reference to the level of a specific index as defined in the applicable Pricing Supplement. The interest rate or interest rate formula, reset provisions, Issue Price, Stated Maturity, Interest Payment Dates, redemption, repayment and extension provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement").

    Each Note will be represented by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"). Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will not be issuable as certificated Notes except under the circumstances described herein.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT OR ANY SUPPLEMENT HERETO. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                 PRICE TO             AGENT'S                PROCEEDS TO THE
                                                                 PUBLIC(1)         COMMISSION(2)              COMPANY(2)(3)
                                                                 ---------         -------------             ---------------
Per Note....................................................       100%             .125%-.750%              99.875%-99.250%
Total.......................................................    $55,000,000       $68,750-$412,500       $54,931,250-$54,587,500

------------
    (1) Unless otherwise specified in the applicable Pricing Supplement, the price to public will be 100% of the principal amount.
    (2) The Company will pay to Morgan Stanley & Co. Incorporated (the "Agent") a commission, which may be in the form of a discount, from .125% to .750%, depending on the Stated Maturity, of the principal amount of any Note sold through it as Agent (or sold to the Agent as principal in circumstances in which no other discount is agreed). For Notes with maturities greater than 30 years from their dates of issue, commissions will be negotiated at the time of sale. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
    (3) Before deducting other expenses payable by the Company estimated at $75,000, including reimbursement of certain of the Agent's expenses.
                            ------------------------

    The Notes are being offered on a continuous basis by the Company through the Agent, which has agreed to use its reasonable efforts to solicit orders to purchase the Notes. The Company may also sell Notes at a discount to the Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agent. In addition, the Agent may offer Notes purchased by it as principal to other dealers. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by the Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. The Company reserves the right to sell the Notes directly on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent may reject any order to purchase Notes, whether or not solicited, in whole or in part. See "Plan of Distribution".
                            ------------------------
                           MORGAN STANLEY DEAN WITTER

August 12, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE NOTES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                               PRICING SUPPLEMENT

     Provisions of each transaction will be more fully described in a Pricing Supplement to this Prospectus Supplement and the accompanying Prospectus. Inconsistencies will be as described in the Pricing Supplement.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes are a series of Debt Securities issued under an Indenture dated as of January 16, 1997, as supplemented (the "Debt Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee. At the date of this Prospectus Supplement, the Notes offered pursuant to this Prospectus Supplement are limited to an aggregate initial public offering price or purchase price of up to $55,000,000, which amount is subject to reduction as a result of the sale of other securities under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part or under a Registration Statement to which this Prospectus Supplement and the accompanying Prospectus relate. The aggregate amount of Notes may be increased from time to time to such larger amount as may be authorized by the Company.

     The Notes will be unsecured and unsubordinated indebtedness of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Notes will be offered on a continuous basis. Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or, if specified in the applicable Pricing Supplement, a certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities-Book Entry Registration", Book-Entry Notes will not be issuable as certificated Notes. See "Book-Entry System" below.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be $1,000 and any larger amount that is an integral multiple of $1,000.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will mature on a Business Day nine months or more from its date of issue, as selected by the purchaser and agreed to by the Company, which maturity date may be subject to extension at the option of the Company. Each Note may also be subject to redemption at the option of the Company, or repayment at the option of the Holder, prior to its Stated Maturity. Each Floating Rate Note will mature on an Interest Payment Date for such Note.

     The Pricing Supplement relating to a Note will describe the following terms: (i) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note and/or an Indexed Note; (ii) the price (expressed as a percentage of the aggregate principal amount or face amount thereof) at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date of the Stated Maturity; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether and the manner in which such rate may be changed prior to its Stated Maturity; (vi) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period or the Interest Reset Dates, the Interest Payment Dates, and, if applicable, the Index Maturity, the Maximum Interest Rate, the Minimum Interest Rate, the Spread or Spread Multiplier (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and whether and the manner in which such Spread or Spread Multiplier may be changed prior to Stated Maturity; (vii) whether such Note is an Original Issue Discount Note (as defined below); (viii) if such Note is an Amortizing Note, the terms for repayment prior to Stated Maturity; (ix) if such Note is an Indexed Note, in the case of an Indexed Rate Note, the manner in which the amount of any interest payment will be determined or, in the case of an Indexed Principal Note, its Face Amount and the manner in which the principal amount payable at Stated Maturity will be determined; (x) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity as described under "Optional Redemption, Repayment and Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of an Original Issue Discount Note or Indexed Note, the information necessary to determine the amount due upon redemption or repayment; (xi) whether such Note is subject to an optional extension beyond its Stated Maturity as described under "Extension of Maturity" below; and (xii) any other terms of such Note not inconsistent with the provisions of the Indenture under which such Note will be issued.

     "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, that is (i) not a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York or the City of Chicago and (ii) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Original Issue Discount Note" means (i) a Note, including any such Note whose interest rate is zero, that has a stated redemption price at Stated Maturity that exceeds its Issue Price by at least 0.25% of its stated redemption price at Stated Maturity, multiplied by the number of full years from the Original Issue Date to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States Federal income tax purposes.

     A "basis point" or "bp" equals one one-hundredth of a percentage point.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Notes (other than interest payable at Stated Maturity) will be made, except as provided below, by check mailed to the Registered Holders of such Notes (which, in the case of Global Securities representing Book-Entry Notes, will be a nominee of the Depositary); provided, however, that, in the case of a Note issued between a Regular Record Date and the related Interest Payment Date, unless otherwise specified in the related Pricing Supplement, interest for the period beginning on the Original Issue Date for such Note and ending on such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Registered Holder of such Note on the related Regular Record Date. A Holder of $10,000,000 or more in aggregate principal amount of Notes of like tenor and term shall be entitled to receive such U.S. dollar payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee for such Notes not later than fifteen calendar days prior to the applicable Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, principal and any premium and interest payable at the Stated Maturity of a Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee for such Note in The City of New York.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities-Events of Default" in the Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount (or face amount, in the case of an Indexed Principal Note) of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

     The Regular Record Date with respect to any Interest Payment Date for a Floating Rate Note or for an Indexed Rate Note shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) shall be the February 1 or August 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Original Issue Date, or from the last Interest Payment Date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable Pricing Supplement until the principal amount thereof is paid or made available for payment, except as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the rate of interest payable on certain Fixed Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each February 15 and August 15 (each such day being an "Interest Payment Date") and at Stated Maturity. If an Interest Payment Date with respect to any Fixed Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall not be postponed; provided, however, that any payment required to be made in respect of such Note on a date (including the day of Stated Maturity) that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (such period, the "Initial Interest Period") for such Note at the Initial Interest Rate (an "Initial Interest Rate") set forth on the face thereof and in the applicable Pricing Supplement. The interest rate on such Note for each Interest Reset Period (as defined below) (and for the Initial Interest Period if so specified in the applicable Pricing Supplement) will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note, except in each case as described below under "Subsequent Interest Periods" and "Extension of Maturity", and except that if so specified in the applicable Pricing Supplement, the Spread or Spread Multiplier on certain Floating Rate Notes may be subject to adjustment from time to time as described in such Pricing Supplement. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note:
(i) LIBOR (a "LIBOR Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the Prime Rate (a "Prime Rate Note"), (v) CMT Rate (a "CMT Note"), (vi) the Federal Funds Rate (a "Federal Funds Rate Note"), (vii) the CD Rate (a "CD Rate Note") or
(viii) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. "H.15(519)" means the publication entitled "Statistical Release H.15(519), 'Selected Interest Rates' ", or any successor publication, published by the Board of Governors of the Federal Reserve System. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest

Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate").

     Unless otherwise specified in the Pricing Supplement, the Trustee will be the "Calculation Agent". Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate will become effective as a result of a determination for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest that goes into effect on any Interest Reset Date shall be determined on a date (the "Interest Determination Date") preceding such Interest Reset Date, as further described below. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (the "CD Rate Interest Determination Date"), for a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (the "Commercial Paper Rate Interest Determination Date"), for a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (the "Federal Funds Rate Interest Determination Date"), or for a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (the "Prime Rate Interest Determination Date"), or for a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (the "CMT Rate Interest Determination Date"), will be the second Business Day preceding the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (the "LIBOR Rate Interest Determination Date") will be the second London Business Day immediately preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (the "Treasury Rate Interest Determination Date") will be the day of the week on which Treasury bills (as defined below) would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Interest Determination Date pertaining to an Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes shall be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note (or, in the case of a Floating Rate Note that is an Indexed Principal Note, its Face Amount) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Prime Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and CD Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement (each such day being an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

CD RATE NOTES

     Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" for each Interest Reset Period shall be the rate on the CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the "CD Rate" for such Interest Reset Period will be the rate on such Interest Rate Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the

"CD Rate" for such Interest Reset Period will be calculated by the Calculation Agent for such CD Rate Note and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for such CD Rate Note for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "CD Rate" for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent for such Commercial Paper Rate Note as of the Commercial Paper Rate Interest Determination Date and shall be the Money Market Yield (as defined below) on such Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper-Nonfinancial". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such interest Determination Date, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for such Commercial Paper Rate Note for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the "Commercial Paper Rate" for such Interest Reset Period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield =     D X 360     X 100
                      -------------
                      360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each Interest Reset Period shall be the effective rate on the Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Interest Determination Date made publicly available by the Federal Reserve Bank of New York which is equivalent to the rate which appears in H.15(519) under the heading "Federal Funds (Effective)"; provided, however, that if such rate is not made publicly available by the Federal Reserve Bank of New York by 3:00 p.m., New York City time, on such Calculation Date, the "Federal Funds Rate" for such Interest Reset Period will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds, as of 9:00 A.M., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which the Federal Funds Rate is being determined shall be the Initial Interest Rate).

LIBOR NOTES

     A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR (London interbank offered rate) and the Spread or Spread Multiplier, if any) specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) On each Interest Determination Date, LIBOR will be either, (a) if "LIBOR Reuters" is specified in the related LIBOR Note and any applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the currency designated in the related LIBOR Note having the maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Banking Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the related LIBOR Note and any applicable Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the related LIBOR Note and any applicable Pricing Supplement, the rate for deposits in the currency designated in the related LIBOR Note having the maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Banking Day immediately following the applicable Interest Determination Date that appears on the Designated LIBOR Page specified in the related LIBOR Note and any applicable Pricing Supplement as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (unless, as aforesaid, only a single rate is required), or no rate appears, as applicable, LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) On any Interest Determination Date on which fewer than two offered rates for the applicable maturity appear on the applicable Designated LIBOR Page as specified in (i) above (unless the specified Designated LIBOR Page by its terms provides only for a single rate), or no rate appears, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the currency designated in the related LIBOR Note having the maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time are offered by four major banks in the London interbank market selected by the

     Calculation Agent at approximately 11:00 A.M., London time, on such Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such banks to provide a quotation on its rate. If at least two such quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upwards) of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean (rounded to the nearest one-hundredth of a percent, and five one-thousandths of a percent rounded upwards), of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such Interest Determination Date for loans in the currency designated in the related LIBOR Note (the "Index Currency") to leading European banks having the maturity designated in the related LIBOR Note and any applicable Pricing Supplement commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Interest Determination Date for such Interest Reset Period of direct obligations of the United States ("Treasury securities") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills-auction average (investment)" or, in the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury securities having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Interest Determination Date, then the "Treasury Rate" for such Interest Reset Period shall be calculated by the Calculation Agent for such Treasury Rate Note and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by such Calculation Agent for the issue of Treasury securities with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting bid rates as mentioned in this sentence, then the "Treasury Rate" for such Interest Reset Period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and the Spread or Spread multiplier, if any specified in such Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with the Company). If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with the Company) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

CMT RATE NOTES

     Each CMT Rate Note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Note and in any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board release H.15... Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H15.(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index ) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing side offer prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent can cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for such Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index in an amount of at least U.S. $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service designated in the applicable Pricing Supplement for the purpose of displaying Treasury Constant Maturities as reported in H15(519) (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

SUBSEQUENT INTEREST PERIODS

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to reset the interest rate (in the case of a Fixed Rate
Note) with respect to such Note or the Spread or Spread Multiplier (in the case of a Floating Rate Note) with respect to such Note and, if so, the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     The Company shall notify the Trustee for a Note whether or not it intends to exercise such option with respect to such Note at least 45 but not more than 60 calendar days prior to an Optional Reset Date for such Note. Not later than 40 calendar days prior to such Optional Reset Date, the Trustee for such Note will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, indicating whether the Company has elected to reset the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) and if so, (i) such new interest rate or such new Spread or Spread Multiplier, as the case may be; and
(ii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Reset Notice with respect to such Optional Reset Date and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes), whether or not tendered for repayment.

     The Holder of a Note will have the option to elect repayment of such Note by the Company on each Optional Reset Date at a price equal to the principal amount thereof, plus interest accrued to such Optional Reset Date. In order for a Note to be repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 calendar days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes ("Amortizing Notes") on which a portion or all the principal amount is payable prior to Stated Maturity in accordance with a schedule, by application of a formula, or by reference to an Index (as defined below). Further information concerning additional terms and conditions of any Amortizing Notes, including terms for repayment thereof, will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     The Company may from time to time offer Notes ("Indexed Notes") on which certain or all interest payments (in the case of an "Indexed Rate Note"), and/or the principal amount payable at Stated Maturity or earlier redemption or retirement (in the case of an "Indexed Principal Note"), is determined by reference to the principal amount of such Notes (or, in the case of an Indexed Principal Note, to the amount designated in the applicable Pricing Supplement as the "Face Amount" of such Indexed Note) and by reference to prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures as are described in the applicable Pricing Supplement (the "Index"). A description of the Index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined by reference to such Index, will be set forth in the applicable Pricing Supplement.

     In the case of a Fixed Rate Note, Floating Rate Note or Indexed Rate Note that is also an Indexed Principal Note, the amount of any interest payment will be determined by reference to the Face Amount of such Indexed Note unless specified otherwise in the applicable Pricing Supplement. In the case of an Indexed Principal Note, the principal amount payable at Stated Maturity or any earlier redemption or repayment of the Indexed Note may be different from the Face Amount.

     If the determination of the Index on which any interest payment or the principal amount of an Indexed Note is calculated or announced by a third party, which may be Morgan Stanley & Co. Incorporated, and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by another third party selected by the Company, which may be

Morgan Stanley & Co. Incorporated, subject to the same conditions and controls as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the indexed interest payments, if any, or any indexed principal amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such third party shall in the absence of manifest error be binding on all parties.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in such Pricing Supplement.

     The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 but not more than 60 calendar days prior to the old Stated Maturity of such Note. Not later than 40 calendar days prior to the old Stated Maturity of such Note, the Trustee for such Note will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth (i) the election of the Company to extend the Stated Maturity of such Note; (ii) the new Stated Maturity; (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period; and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by such Trustee of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 calendar days prior to the old Stated Maturity of such Note, the Company may, at its option, revoke the interest rate (in the case of a Fixed Rate Note) or the Spread or Spread Multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for such Note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher Spread or Spread Multiplier (in the case of a Floating Rate Note) for the Extension Period, by causing the Trustee for such Note to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or higher Spread or Spread Multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If the Company extends the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on the old Stated Maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a Note to be repaid on the old Stated Maturity once the Company has extended the Stated Maturity thereof, the Holder thereof must follow the procedures set forth below under "Optional Redemption, Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee for such Note shall be at least 25 but not more than 35 days prior to the old Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee for such Note, revoke any such tender for repayment until the close of business on the tenth day before the old Stated Maturity.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company, in whole or in part, and the date or dates (each an "Optional Redemption Date") on which such Note may be redeemed and the price (the "Redemption Price") at which (together with accrued interest to such Optional Redemption

Date) such Note may be redeemed on each such Optional Redemption Date. The Company may exercise such option with respect to a Note by notifying the Trustee for such Note at least 45 days prior to any Optional Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, at least 30 but not more than 60 days prior to the date of redemption, such Trustee shall mail notice of such redemption, first class, postage prepaid, to the Holder of such Note. In the event of redemption of a Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued to the Holder thereof upon the cancellation thereof. The Notes will not be subject to any sinking fund.

     The Pricing Supplement relating to each Note will also indicate whether the Holder of such Note will have the option to elect repayment of such Note by the Company prior to its Stated Maturity, and, if so, such Pricing Supplement will specify the date or dates on which such Note may be repaid (each an "Optional Repayment Date") and the price (the "Optional Repayment Price") at which, together with accrued interest to such Optional Repayment Date, such Note may be repaid on each such Optional Repayment Date.

     In order for a Note to be repaid, the Trustee for such Note must receive, at least 30 but not more than 45 days prior to an Optional Repayment Date (i) such Note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the Holder of such Note, the principal amount of such Note to be repaid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by such Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter. If the procedure described in clause (ii) of the preceding sentence is followed, then such Note and form duly completed must be received by such Trustee by such fifth Business Day. Any tender of a Note by the Holder for repayment (except pursuant to a Reset Notice or an Extension Notice) shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of such Note provided that the principal amount of such Note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, such Note shall be cancelled and a new Note or Notes for the remaining principal amount thereof shall be issued in the name of the Holder of such repaid Note.

     If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

     Notwithstanding anything in this Prospectus Supplement to the contrary, if a Note is an Original Issue Discount Note (other than an Indexed Note), the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the Yield to Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

     Upon issuance, and subject to the rules of DTC, all Fixed Rate Book-Entry Notes having the same Original Issue Date and otherwise identical terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Book-Entry Notes will not be exchangeable for certificated Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities-Book-Entry Registration", will not otherwise be issuable as certificated Notes.

     A further description of DTC's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities -- Book-Entry Registration". DTC has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary accurately describes certain United States federal income tax consequences of the ownership and disposition of Notes as of the date hereof, based on the opinion of Neal, Gerber & Eisenberg, counsel to the Company. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities, financial institutions or life insurance companies. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, "United States Holder" means a beneficial owner of a Note that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust for which a court within the United States is able to exercise primary supervision over its administration and for which one or more U.S. persons has the authority to control all substantial decisions, or certain former citizens of the United States whose income and gain on the Notes will be taxable in the United States. A "United States Alien Holder" is a holder that is not a United States Holder.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The following is a summary of the principal United States federal income tax consequences of the ownership of Discounted Notes (as defined below) by United States Holders. If the Company issues Discounted Notes that qualify as "applicable high-yield discount obligations" under the Code, the rules applicable to such Notes will be set forth in the relevant Pricing Supplement. This summary is based on final Treasury regulations (the "OID Regulations") that were issued in 1994.

     A Note may be issued for an amount that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the Note other than "qualified stated interest"). The difference between the stated redemption price at maturity of the Note and its "issue price", if such difference is at least
0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of an Amortizing Note, the weighted average maturity of the Note as determined under the OID Regulations), will be OID. (Notes issued with OID are referred to as "Discounted Notes".) The "issue price" of each Note will be the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which a substantial amount of the particular offering is sold.

     If the excess of a Note's stated redemption price at maturity over its issue price is less than .25 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discounted Note. Unless the election described below under "Election to Treat All Interest as OID" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Notes are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     "Qualified stated interest" is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually and with respect to a Fixed Rate Note, at a single fixed rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The OID Regulations provide that, in the case of a variable rate debt instrument, qualified stated interest also includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at (i) one or more "qualified floating rates", (ii) a single fixed rate and one or more qualified floating rates, (iii) a single "objective rate", or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate". Unless the applicable Pricing Supplement so indicates, interest with respect to a Fixed Rate Note or Floating Rate Note will constitute qualified stated interest.

     Certain of the Notes may be redeemed prior to maturity, as indicated in the applicable Pricing Supplement. The OID Regulations provide that any Note that may be redeemed prior to its Stated Maturity Date at the option of the issuer shall be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be deemed to have a maturity date for federal income tax purposes prior to its Stated Maturity Date.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for federal income tax purposes, with the result that the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, generally a Note may be a Discounted Note where a Floating Rate Note provides for a maximum interest rate or a minimum interest rate that is very likely to cause the interest rate in one or more accrual periods, known as of the issue date, to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the overall expected return on the Note or if there are restrictions on changes in interest rates that cause the yield on the Note to be significantly more or less than the yield without such restrictions. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discounted Note. Unless an applicable Pricing Supplement so indicates, Floating Rate Notes will not be Discounted Notes.

     United States Holders of Discounted Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of a Discounted Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a Discounted Note may be of any length and may vary in length over the term of a Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the last day of an accrual period. In general, the computation of OID is simplest if accrual periods correspond to the intervals between payment dates provided by the terms of a Note. The Company will specify the accrual period it intends to use in the applicable Pricing Supplement although the Holder is not bound by the Company's choice of accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. In the case of a Discounted Note that is a Floating Rate Note, both the yield to maturity and the qualified stated interest will generally be determined for these purposes as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield that is reasonably expected for the Note. (Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index.) In determining OID allocable to an accrual period, if an interval between payments of qualified stated interest contains more than one accrual period the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the accrual period but is not payable until a later date. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. In general, the "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period determined without regard to the amortization of any acquisition premium or amortizable bond premium (as described below) and reduced by any prior payments with respect to such Note that were not qualified stated interest. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to report to the Internal Revenue Service ("IRS") the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

SHORT-TERM NOTES

     In the case of Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations, payments of stated interest are not treated as qualified stated interest. Accordingly, all payments on Short-Term Notes (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxed on the "discount" in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of the Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, an individual and certain other cash method United States Holders of Short-Term Notes are not required to include accrued discount in their income currently unless they elect to do so. United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, United States Holders who do not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

     Any United States Holder of a Short-Term Note (whether a cash or accrual basis taxpayer) can elect to accrue the "acquisition discount", if any, with respect to the Note on a current basis. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's purchase price therefor. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant yield method based on daily compounding. If the election to accrue acquisition discount is made, the original issue discount rules will not apply with respect to the Short-Term Note.

MARKET DISCOUNT

     If a United States Holder purchases a Note other than a Short-Term Note for an amount that is less than its "revised issue price" (defined as the sum of the issue price of the Note and the aggregate amount of the OID includible, if any, without regard to the rules for acquisition premium discussed below, in the gross income of all previous holders of the Note), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant yield method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

     A United States Holder who purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules the amount of OID which such United States Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A United States Holder who purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income for the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ELECTION TO TREAT ALL INTEREST AS OID

     Under the OID Regulations, an accrual basis United States Holder may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing United States Holder will be required to amortize bond premium or include market discount in income currently for all of the United States Holder's other debt instruments with market discount or amortizable bond premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors when considering the advisability of making this election.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the Note. Except to the extent attributable to accrued qualified stated interest and as described above under "-- Short-Term Notes" and "-- Market Discount", gain or loss recognized on the sale, exchange or retirement of a Note will be capital gain or loss. Capital gain or loss recognized on the sale, exchange or retirement of a Note held for more than one year will generally be subject to federal income tax at rates preferential to those applicable to ordinary income. The rate applicable to net capital gains realized in respect of a Note will depend (among other factors) on the date on which the United States Holder acquired the Note and the length of the United States Holder's holding period in the Note.

INDEXED NOTES

     The United States federal income tax treatment of an Indexed Note will depend on numerous factors, including the specific index or indices used to determine indexed payments on the Note and the amount and timing of any non-contingent payments of principal and interest. The applicable Pricing Supplement will contain a discussion of the special United States federal income tax rules applicable to Indexed Notes.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder that is not a United States Holder.

     Under present United States federal income tax law and subject to the discussion of backup withholding below:

          (i) payments of interest (including accruals of OID) by the Company or any of its paying agents to any holder of a Note who or which is a United States Alien Holder will not be subject to United States federal withholding tax if (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the capital or profit interests in the Company within the meaning of Code section 871(h)(3), (b) the beneficial owner of the Note is not a controlled foreign corporation related to the Company through stock ownership within the meaning of Code section 871(c)(3)(C), (c) the interest does not constitute contingent interest within the meaning of Code section 871(h)(4), and (d) either (A) the beneficial owner of the Note certifies to the Company or its agent (on a Form W-8, Certificate of Foreign Status, or a substantially similar substitute form), under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note provides to the Company or its agent a statement, under penalties of perjury, that such certification has been received by it or a financial institution between it and the beneficial owner from the beneficial owner (and furnishes the payor with a copy thereof); and

          (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any capital gain realized on the sale, exchange, retirement, or other disposition of a Note.

     If a United States Alien Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest (including OID) in the same manner as if it were a United States Holder. In lieu of the certificate described above, such Holder must provide a properly executed Form 4224 in order to claim an exemption from withholding tax. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) or its effectively connected earnings and profits for the taxable year, subject to adjustments.

     On October 14, 1997 the IRS issued final regulations (the "Regulations") which provide alternative methods for satisfying the certification requirement described in clause (i)(d) above. The Regulations require, in the case of Notes held by a foreign partnership, that (x) the certification as described in clause
(i)(d) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Regulations are effective for payments made after December 31, 1998.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Certain holders may be subject to backup withholding at a rate of 31% on interest on the Notes if the holder fails to supply the Company or its agent with its taxpayer identification number (or the IRS notifies the Company or its agent that the taxpayer identification number furnished by the holder is incorrect), fails to report interest, dividends or other "reportable payments" (as defined in the Code) properly or, under certain circumstances, fails to provide the Company or its agent with a certified statement, under penalties of perjury, that it is not subject to backup withholding. Information returns will be sent annually to the IRS and to holders that are not exempt from applicable information return requirements setting forth the amount of interest paid and the amount of tax withheld therefrom. Foreign investors that are exempt from withholding under the provisions described above generally will not be subject to backup withholding on payments of interest on a Note if the applicable certification requirements are satisfied.

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, information reporting will apply to such payments unless such custodian, nominee or other agent has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the owner otherwise establishes an exemption. Payment of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting or backup withholding.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis by the Company through the Agent, which has agreed to use its reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject proposed purchases in whole or in part. The Agent shall have the right, in its discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Notes in whole or in part. The Company will pay the Agent a commission of from .125% to .750%, depending on the Stated Maturity, of the principal amount of Notes sold through the Agent. Commissions on Notes with a Stated Maturity of greater than 30 years will be negotiated at the time of sale.

     The Company may also sell Notes at a discount to the Agent for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agent. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. In addition, the Agent may offer Notes purchased by it as principal to other dealers. Notes sold by the Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed will not be in excess of the discount received by the Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by the Agent as principal will be purchased at 100% of the principal amount or face amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

     The Company reserves the right to sell Notes directly to the public on its own behalf in those jurisdictions where it is authorized to do so. No commission will be payable on any sales made directly to the public by the Company.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agent may make a market in the Notes, but it is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

     The Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Agent may be required to make in respect thereof. The Company has agreed to reimburse the Agent for certain expenses.

     In connection with the offering of Notes made hereby, the Agent may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agent in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agent involve the sale by the Agent of a greater amount of Notes than it is required to purchase from the Company in the offering. The Agent also may impose a penalty bid, whereby selling concessions allowed to dealers in respect of the Notes sold in the offering for their account may be reclaimed by the Agent if such Notes are repurchased by the Agent in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

PROSPECTUS

                                  $300,000,000

                             UNION TANK CAR COMPANY

                                DEBT SECURITIES

                            ------------------------

     Union Tank Car Company, a Delaware corporation (the "Company"), may offer from time to time, in one or more series, up to $300,000,000 aggregate principal amount (or the equivalent in foreign currencies or currency units) of its debt securities ("Debt Securities"), on terms to be determined at the time the Debt Securities are offered for sale. Unless otherwise provided in a Prospectus Supplement, the Debt Securities of any series may be represented by a single global certificate registered in the name of a depository's nominee and, if so represented, beneficial interests in the global certificate will be shown on, and transfers thereof will be effected only through, records maintained by the depository and its participants. Debt Securities may be offered through underwriters, dealers or agents. The names of any underwriters, dealers or agents and any compensation to such underwriters, dealers or agents will be set forth in the Prospectus Supplement.

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currencies in which such Debt Securities are issued or payable, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, whether the Debt Securities are issuable in registered form or bearer form or both, whether any series of the Debt Securities will be represented by a single global certificate, any terms for redemption or for sinking fund payments, whether the Debt Securities are convertible into Debt Securities of a different series, the initial public offering price, the net proceeds to the Company from the sale of the Debt Securities and any other specific terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus may not be used to consummate a sale of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

     The date of this Prospectus is February 11, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Debt Securities and the Company, reference is made to the Registration Statement. Any statement contained herein concerning the provisions of any document is not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and its Current Reports on Form 8-K dated January 30, 1997, June 3, 1997 and October 31, 1997, as filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to the General Counsel and Secretary, Union Tank Car Company, 225 West Washington Street, Chicago, Illinois 60606, telephone (312) 372-9500.

                                  THE COMPANY

     Union Tank Car Company (with its wholly-owned subsidiaries herein collectively referred to, except as the context otherwise requires, as the "Company") is principally engaged in the leasing of railway tank cars and other rail cars to United States, Canadian and Mexican manufacturers and other shippers of chemical products, including liquid fertilizers, petroleum products, including liquid petroleum gas, food products and bulk plastics. The Company owns and operates one of the largest fleets of privately-owned railway tank cars in the world.

     The Company, which was incorporated in Delaware in 1980 and is the successor to a business which was incorporated in New Jersey in 1891 and reincorporated in Delaware in 1968, is a wholly-owned subsidiary of Marmon Industrial Corporation, a wholly-owned subsidiary of Marmon Holdings, Inc. Substantially all the stock of Marmon Holdings, Inc. is owned, directly or indirectly, by trusts for the benefit of certain members of the Pritzker family. As used herein, "Pritzker family" refers to the lineal descendants of Nicholas
J. Pritzker, deceased.

     The Company's principal executive offices are located at 225 West Washington Street, Chicago, Illinois 60606, and its telephone number is (312) 372-9500.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of Debt Securities will be added to the general funds of the Company and may be used to finance the addition of railcars to the Company's fleet and other capital expenditures, to finance acquisitions, to repay outstanding indebtedness, or for other corporate purposes or as may be described in a Prospectus Supplement. The Company has not allocated a specific portion of the proceeds for any particular use at this time. Pending such use, the net proceeds may be temporarily invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, including any additional covenants or changes to existing covenants relating to such series, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued under an Indenture, dated as of January 16, 1997, as supplemented (the "Debt Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Debt Trustee"). The following summaries of certain provisions of the Debt Securities and the Debt Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities and the Debt Indenture, including the definitions therein of certain terms. Particular sections of the Debt Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Debt Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Debt Indenture.

GENERAL

     The Debt Indenture does not limit the amount of Debt Securities which can be issued thereunder or the amount of debt which may otherwise be incurred by the Company, and additional debt securities may be issued under the Debt Indenture up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the particular series of Debt Securities being offered thereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will be payable; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) the denominations in which Debt Securities of the series shall be issuable; (viii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof;

(ix) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (x) any provisions relating to the conversion of Debt Securities of the series into Debt Securities of a different series; (xi) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xii) the currencies in which payments of interest, premium or principal are payable with respect to such Debt Securities; (xiii) whether the Debt Securities of any series will be issued as one or more Global Securities;
(xiv) whether Debt Securities of the series will be issuable in Tranches; and
(xv) any additional provisions or other terms not inconsistent with the provisions of the Debt Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Section 2.1 and 2.2) To the extent not described herein, principal and interest, if any, will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. There are no covenants or "event risk" provisions contained in the Debt Indenture that may afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

     Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Additionally, Debt Securities of any series may be represented by a single global note registered in the name of a depository's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in the denomination of $1,000 and integral multiples thereof and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. Debt Securities of any series may be denominated in and payments of principal and interest may be made in United States dollars or any other currency, including composite currencies such as the European Currency Unit. For purposes of this Prospectus, "U.S. person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Debt Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Section 2.5(c)) The Company will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.4)

     Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.8(f))

     If appropriate, United States federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

BOOK-ENTRY REGISTRATION

     If the Prospectus Supplement so indicates, the Debt Securities will be represented by one or more certificates (the "Global Securities"). The Global Securities representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Debt Securities represented by a Global Security will not be issuable in definitive form.

     DTC currently limits the maximum denomination of any single Global Security to $200,000,000. Therefore, for purposes hereof, "Global Security" refers to the Global Security or Global Securities representing the entire issue of Debt Securities of a particular series.

     DTC has advised the Company and any underwriters, dealers or agents named in the Prospectus Supplement as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect Participants").

     Upon the issuance by the Company of Debt Securities represented by a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of DTC Participants. The accounts to be credited shall be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be limited to DTC Participants and Indirect Participants. Ownership of beneficial interests in Debt Securities represented by the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants), or by DTC Participants or Indirect Participants (with respect to persons other than DTC Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Debt Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Debt Indenture.

     Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Debt Trustee under the Debt Indenture or a paying agent (the "Paying Agent"), which may also be the Debt Trustee under the Debt Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Debt Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately the accounts of DTC Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of DTC. The Company expects that payments by DTC Participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such DTC Participants.

     If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

     The information contained in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT

     If the Prospectus Supplement so indicates, settlement for the Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the Debt Securities will be made by the Company in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debt Securities subject to settlement in immediately available funds will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such Debt Securities will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

EXCHANGE OF DEBT SECURITIES

     Registered Debt Securities may be exchanged, subject to certain specified restrictions, for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8(a))

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8(b)) As of the date of this prospectus, temporary United States Treasury regulations essentially prohibit exchanges of registered debt securities for bearer debt securities and, unless such regulations are modified, the terms of a series of debt securities will not permit registered debt securities to be exchanged for bearer debt securities.

AMENDMENT AND WAIVER

     Subject to certain exceptions, the Debt Indenture and the Debt Securities may be amended or supplemented by the Company and the Debt Trustee with the written consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver,
(ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the Stated Maturity of any Debt Security; (iv) reduce any premium payable upon redemption of any Debt Security; (v) waive a default in the payment of the principal of or interest on any Debt Security; (vi) make any Debt Security payable in money other than that stated in the Debt Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02) The Debt Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Debt Indenture or in the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture by any corporation in connection with a merger, consolidation, or transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Debt Indenture; (iii) to secure the Debt Securities; (iv) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (v) to make any change that does not adversely affect the rights of any Securityholder; (vi) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Debt Indenture or any series of Debt Securities; or (vii) to add to rights of Securityholders. (Section 9.1)

SUCCESSOR ENTITY

     The Company may consolidate with, or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another U.S. corporation which assumes all the obligations of the Company under the Debt Securities and any coupons appertaining thereto and under the Debt Indenture if, after giving effect thereto, no default under the Debt Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company shall terminate. (Section 5.1 and Section 5.2)

DEFEASANCE, SATISFACTION AND DISCHARGE OF THE DEBT SECURITIES PRIOR TO MATURITY

     Defeasance. Unless provided for otherwise in the Prospectus Supplement, if the Company shall deposit with the Debt Trustee, in trust, at or before maturity, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants chosen by the Company, to pay when due the principal of and interest on the Debt Securities to maturity (such money or direct obligations of, or obligations guaranteed by, the United States of America, initially deposited or equivalent cash or securities subsequently exchanged therefor, to be held as security for the payment of such principal and interest), then the Company may omit to comply with certain of the terms of the Debt Indenture as they relate to the Debt Securities, and the Event of Default described in clause (iv) under the caption "Description of Debt Securities -- Events of Default," and such other Events of Default as may be set forth in the Prospectus Supplement. Defeasance of the Debt Securities would be subject to the satisfaction of certain conditions, including, among others, (i) the absence of an Event of Default at the date of the deposit, (ii) the perfection of the holders' interest in such deposit and (iii) that such deposit would not result in a breach of a material instrument by which the Company is bound. (Section 8.2)

     Satisfaction and Discharge. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may omit to comply with its obligations duly and punctually to pay the principal of and interest on the Debt Securities, or with any Events of Default with respect thereto, and thereafter the holders of Debt Securities shall be entitled only to payment out of the money or securities deposited with the Debt Trustee. Such conditions may include, among others, (i) except in certain limited circumstances involving a deposit made within one year of maturity, (A) the absence of an Event of Default at the date of deposit or on the 91st day thereafter, and (B) the delivery to the Debt Trustee by the Company of an opinion of nationally recognized tax counsel to the effect that holders of Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (ii) the receipt by the Company of an opinion of counsel to the effect that such satisfaction and discharge will not result in a violation of the rules of any nationally recognized exchange on which the Debt Securities are listed. (Section 8.1)

EVENTS OF DEFAULT

     The following events are defined in the Debt Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 30 days;

(ii) default in the payment of the principal of any Debt Security of such series; (iii) default in the payment of any sinking fund installment required to be made by the Company with respect to any series of Debt Securities; (iv) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Debt Indenture or in any supplemental indenture under which the Debt Securities of that series may have been issued; and (v) certain events of bankruptcy or insolvency. (Section 6.1) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Debt Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 6.2)

     Securityholders may not enforce the Debt Indenture or the Debt Securities, except as provided in the Debt Indenture. (Section 6.6) The Debt Trustee may require indemnity satisfactory to it before it enforces the Debt Indenture or the Debt Securities. (Section 7.1(f)) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Debt Trustee in its exercise of any trust power. (Section 6.5) The Debt Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. (Section 7.5) The Company is not required under the Debt Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Debt Indenture.

CONCERNING THE DEBT TRUSTEE

     Harris Trust and Savings Bank ("Harris Bank") serves as trustee under an Equipment Trust Agreement, dated as of November 15, 1990, between the Company and Harris Bank and is expected to serve as trustee under a Pass Through Trust Agreement to be entered into between the Company and Harris Bank. In addition, Harris Bank provides customary banking services to the Company and certain of its affiliates.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) through agents, (ii) to or through underwriters, (iii) through dealers or (iv) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited directly by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Unless otherwise indicated in the Prospectus Supplement to this Prospectus, certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg, Chicago, Illinois, and for any underwriters or agents, by Mayer, Brown & Platt, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Union Tank Car Company appearing in Union Tank Car Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.